Exhibit 10.11

[EXECUTION COPY]

FIFTH AMENDMENT TO CREDIT AGREEMENT

This FIFTH AMENDMENT, dated as of December 11, 2008 (this “Amendment”), to the Existing Credit Agreement referred to below, is among SABRE COMMUNICATIONS HOLDINGS, INC., a Delaware corporation, SABRE COMMUNICATIONS CORPORATION, an Iowa corporation, SABRE INDUSTRIES, INC., a Delaware corporation, CELLXION, LLC, a Delaware limited liability company, and CELLXION WIRELESS SERVICES, LLC, a Delaware limited liability company (collectively referred to as the “Borrowers” and individually referred to as a “Borrower”), and the Lenders (such capitalized term, and other capitalized terms used in this preamble or the recitals, have the meanings set forth in Article I) parties hereto.

W I T N E S S E T H:

WHEREAS, the Borrowers, various financial institutions (the “Lenders”) and Dresdner Bank AG New York and Grand Cayman Branches, as Administrative Agent are parties to a Credit Agreement, dated as of June 26, 2007 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, such parties have agreed, subject to the terms and conditions hereinafter set forth, to amend the Existing Credit Agreement in certain respects as provided below (the Existing Credit Agreement, as so amended by this Amendment, being referred to as the “Credit Agreement”);

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1.  Certain Definitions.  The following terms (whether or not underscored) when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural form thereof):

“Amendment” is defined in the preamble.

“Borrower” and “Borrowers” are defined in the preamble.

“Credit Agreement” is defined in the second recital.

“Existing Credit Agreement” is defined in the first recital.

“Fifth Amendment Effective Date” is defined in Article III.

“Lenders” is defined in the first recital.

SECTION 1.2.  Other Definitions.  Capitalized terms for which meanings are provided in the Existing Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Amendment with such meanings.

ARTICLE II
AMENDMENTS TO THE
EXISTING CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the Fifth Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Article.

SECTION 2.1.  Amendment to Article I.  Article I of the Existing Credit Agreement is hereby amended in accordance with Sections 2.1.1 through 2.1.2.

SECTION 2.1.1.  The definitions of “Net Income”, “Revolving Loan Commitment Amount” and “Stated Maturity Date” appearing in Section 1.1 of the Existing Credit Agreement are hereby amended in their entirety to read as follows:

“Net Income” means, for any period, the aggregate of all amounts (exclusive of all amounts in respect of any (i) losses or gains from the valuation of inventory due solely to changes in the market price of zinc, (ii) extraordinary gains or (iii) extraordinary losses) which would be included as net income on the consolidated financial statements of the Borrowers and their Subsidiaries for such period.

“Revolving Loan Commitment Amount” means, on any date, $25,000,000, as such amount may be reduced from time to time, in each case pursuant to Section 2.2.

“Stated Maturity Date” means December 31, 2011.

SECTION 2.1.2.  Article I of the Existing Credit Agreement is further amended as follows:

(a)  The definition of “Consolidated Working Capital Adjustment” appearing in Section 1.1 of the Existing Credit Agreement is hereby amended by inserting the words “, provided, that any losses or gains from the valuation of inventory due solely to changes in the market price of zinc during such period shall be added back to (or, in the case of such gains, deducted from) Consolidated Working Capital as of the end of such period” at the end;

(b)  The definition of “EBITDA” appearing in Section 1.1 of the Existing Credit Agreement is hereby amended by inserting the words “, (B) to the extent included in Net Income for such period, any non-recurring reasonable out of pocket expenses paid to third parties who are not Obligors, including legal, accounting and due diligence, in connection with any unconsummated acquisition that would be a Permitted Acquisition if such acquisition was consummated shall be removed, in an aggregate amount not to exceed $500,000 in any consecutive twelve-month period and (C)” in place of “and (B)”.

SECTION 2.2.  Amendment to Article III.  Article III of the Existing Credit Agreement is hereby amended in accordance with Sections 2.2.1 through 2.2.2

SECTION 2.2.1.  Clause (c) of Section 3.1.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

On the applicable Stated Maturity Date for Term Loans and on each Quarterly Payment Date occurring during the period set forth below, the Borrowers, jointly and severally, shall make a scheduled repayment of Term Loans equal to the percentage of the aggregate outstanding principal amount of Closing Date Term B Loans and Delayed Draw Term B Loans (immediately after the making of the Delayed Draw Term B Loans on the Acquisition Date) plus (in addition to such percentage), the Dollar amount indicated, in the case of January 31, 2009, April 30, 2009, July 31, 2009 and October 31, 2009 as follows:

Period	Percentage and/or Specified Dollar Amount of Required Principal Repayment

October 31, 2007 through and including October 31, 2008	0.25%

January 31, 2009	0.25% plus $1,000,000

April 30, 2009	0.25% plus $5,000,000

July 31, 2009	0.25% plus $2,000,000

October 31, 2009	1.25% plus $2,000,000

January 31, 2010 through (and including) October 31, 2011	1.25%

Stated Maturity Date for Term Loans	the then outstanding principal amount of all Term Loans

SECTION 2.2.2.  Clause (f) of Section 3.1.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(f)  Within 90 days after the close of the 2008 Fiscal Year, and thereafter within 45 days after the close of each Fiscal Quarter (beginning with the close of the Fiscal Quarter ending October 31, 2008), the Borrowers, jointly and severally, shall make a mandatory prepayment of the Loans in an amount equal to (i) the ECF Percentage of the Excess Cash Flow (if any) for such Fiscal Quarter minus (ii) the aggregate amount during such Fiscal Quarter of voluntary prepayments of outstanding Term Loans and to the extent such prepayments reduce the Revolving Loan Commitment

Amount, outstanding Revolving Loans (provided, that not more than $2,000,000 in any Fiscal Quarter shall be applied to reduce the Revolving Loan Commitment Amount); provided, further, that (A) for the Fiscal Quarters ending January 31, 2009, April 30, 2009, July 31, 2009 and October 31, 2009, any prepayment otherwise required under this clause shall be reduced by $1,000,000, $5,000,000, $2,000,000 and $2,000,000 (respectively) of principal repayments scheduled under clause (c) of this Section for such Fiscal Quarter (and (in the case of this clause (f)(A) only) with respect to each such Fiscal Quarter, such required specified Dollar amount of principal repayment shall not be included as a reduction to Excess Cash Flow as otherwise required under clause (b) of the definition thereof) and (B) for any given Fiscal Quarter, to the extent that any prepayment otherwise required under this clause would result in the amount available under the Revolving Loan Commitment to be less than $7,500,000 following such prepayment, such prepayment shall be reduced by the amount necessary to result in the amount available under the Revolving Loan Commitment to be at least $7,500,000 following such prepayment.  For purpose of calculating the unused Revolving Loan Commitment, any unrestricted cash on the balance sheet of the Borrowers in excess of $500,000 shall be deducted from the principal amount of Revolving Loans then outstanding.  Furthermore, the required specified Dollar amount of principal repayments scheduled under clause (c) of this Section shall not be subject to reduction based upon the unused Revolving Loan Commitment availability requirements set forth in clause (f)(B) above.

SECTION 2.3.  Amendment to Article VII.  Article VII of the Existing Credit Agreement is hereby amended in accordance with Sections 2.3.1 through 2.3.2.

SECTION 2.3.1.  Clause (g) of Section 7.2.3 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(g)  Liens incurred or deposits made in the ordinary course of business (i) in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business, or (iii) to secure obligations on surety and appeal bonds or performance bonds; provided, that Liens on no more than $1,000,000 of cash and Cash Equivalent Investments (in the aggregate) shall at any time be permitted to secure obligations arising under clauses (g)(ii) and (g)(iii).

SECTION 2.3.2.  A new Section 7.2.17 is hereby added to the Existing Credit Agreement, to read in its entirety as follows:

SECTION 7.2.17.  Bonding Agreement.  Neither the Borrower nor SCC shall, at any time on or prior to October 31, 2009, agree to any amendment, supplement or other modification to the terms of the General Indemnity Agreement, made as of October 23, 2008, among the Borrower, SCC and Corinthian Equity Fund, L.P. (“CEF”) (as “Indemnitors”) and Capitol Indemnity Corporation and Platte River Insurance Company (as “Surety”) that would have the effect of releasing or diminishing the obligations of CEF thereunder as such General Indemnity Agreement is in effect on October 23, 2008.

SECTION 2.4.  Amendment to Article VIII.  Article VIII of the Existing Credit Agreement is hereby amended in accordance with Section 2.4.1.

SECTION 2.4.1.  A new Section 8.1.13 is hereby added to the Existing Credit Agreement, to read in its entirety as follows:

SECTION 8.1.13.  Bonding Documents.  At any time on or prior to October 31, 2009, Corinthian Equity Fund, L.P. (“CEF”) shall fail to be a party to the General Indemnity Agreement, made as of October 23, 2008, among the Borrower, SCC and CEF (as “Indemnitors”) and Capitol Indemnity Corporation and Platte River Insurance Company (as “Surety”), as such General Indemnity Agreement is in effect on October 23, 2008.

ARTICLE III
CONDITIONS TO EFFECTIVENESS

SECTION 3.1.  Fifth Amendment Effective Date.  This Amendment shall become effective as of the date first written above (the “Fifth Amendment Effective Date”), when the conditions set forth in this Article shall have been satisfied.

SECTION 3.1.1.  Execution of Counterparts.  The Administrative Agent shall have received counterparts of this Amendment, which shall have been duly executed and delivered on behalf of Sabre, SCC, Holdings, the Borrowers and the Required Lenders.

SECTION 3.1.2.  Invoice Payment.  The Administrative Agent shall have received evidence that the invoice of the Administrative Agent’s counsel, Allen & Overy LLP, dated September 10, 2008 shall have been paid in full.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.1.  Representations.  Each Borrower hereby represents and warrants that both before and after giving effect to this Amendment, (i) the representations and warranties contained in Article VI of the Existing Credit Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of such date (except for those which by their terms expressly relate to an earlier date, which were true and correct in all material respects as of such date), (ii) after giving effect to the transactions contemplated herein, no Default or Event of Default has occurred and is continuing on and as of the date hereof and after giving effect to the transactions contemplated herein, (iii) it has the power and authority to execute and deliver this Amendment and to perform its obligations hereunder and has taken all necessary action to authorize the execution, delivery and performance by it of this Amendment, and (iv) it has duly executed and delivered this Amendment, and this Amendment constitutes its legal, valid and binding obligation enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by general principles of equity.

ARTICLE V
MISCELLANEOUS

SECTION 5.1.  Cross-References.  References in this Amendment to any Article or Section are, unless otherwise specified or otherwise required by the context, to such Article or Section of this Amendment.

SECTION 5.2.  Loan Document Pursuant to Existing Credit Agreement.  This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement.

SECTION 5.3.  Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 5.4.  Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

SECTION 5.5.  Governing Law; Entire Agreement.  THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

SECTION 5.6.  Full Force and Effect; Limited Amendment.  Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement and the other Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.  The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of any Obligor which would require the consent of the Lenders under the Existing Credit Agreement or any of the Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers as of the day and year first above written.

SABRE COMMUNICATIONS HOLDINGS, INC.

By:	/s/ C. Kenneth Clay
Title: VP

SABRE COMMUNICATIONS CORPORATION

By:	/s/ C. Kenneth Clay
Title: VP

SABRE INDUSTRIES, INC.

By:	/s/ Peter Van Raalte
Title: Chairman

CELLXION, LLC

By:	/s/ James M. Tholey
Title: EVP & CFO

CELLXION WIRELESS SERVICES, LLC

By:	/s/ James M. Tholey
Title: EVP & CFO

DRESDNER BANK AG NEW YORK BRANCH
[NAME OF LENDER]

By:	/s/ Craig Meisner
Title: Managing Director

By:	/s/ Ryan Flohre
Title: Vice President